Exhibit 99

Contacts:	Kris Charles (Media)	Mark Magnesen (Investors)
	847-646-6251	847-646-3194
	kcharles@kraft.com	mmagnesen@kraft.com

Kraft Foods Inc. Reports 2005 Results And Issues 2006 Outlook

Announces Expanded Restructuring Program As Part Of Sustainable Growth Plan

•                  Fourth quarter diluted E.P.S. from continuing operations up 15.0% to $0.46 (including $0.10 in exit and implementation costs for the restructuring program and impairment charges)

•                  Full-year diluted E.P.S. from continuing operations up 11.0% to $1.72 (including $0.20 in exit and implementation costs for the restructuring program and impairment charges and $0.04 in net gains on sales of businesses)

•                  Expanding cost restructuring program by $2.5 billion with $700 million in newly identified annual savings as part of Sustainable Growth Plan

•                  Diluted E.P.S. in 2006 projected at $1.38 - $1.43 (including approximately $0.50 in exit and implementation costs for the expanded restructuring program and impairment charges)

NORTHFIELD, IL – January 30, 2006 – Kraft Foods Inc. (NYSE: KFT), a global leader in branded food and beverages, today reported 2005 results, announced an expanded restructuring program as part of its Sustainable Growth Plan, and issued its earnings outlook for 2006. Kraft’s fourth quarter results (which included an additional week versus 2004) reflected solid momentum in several areas including better price realization, improved U.S. market shares, strong product mix and new product contributions. For the full year, the company delivered on its top-line growth and earnings guidance provided in October. Additionally, the company generated $4.0 billion in discretionary cash flow(1) plus divestiture proceeds in 2005 and returned approximately $2.6 billion in cash to shareholders through dividends and share repurchases. In providing its 2006 outlook, the company expects many of the cost pressures it faced in 2005 to continue in 2006 and has announced an expanded restructuring program as part of its Sustainable Growth Plan to aggressively reduce its cost structure.

“While 2005 was a difficult year for Kraft and several of the challenges we faced will continue in 2006, I am pleased by our progress in many areas, particularly in our fourth quarter U.S. market shares,” said Roger K. Deromedi, Chief Executive Officer of Kraft Foods. “The actions we’ve taken over the past two years have improved our Brand Value propositions and are enabling us to drive out costs even more aggressively.”

(Kraft Foods results are discussed on a continuing operations basis, following the company’s sale effective June 26, 2005 of its sugar confectionery business, and the treatment of this business as discontinued operations. As such, net revenues and operating companies income for the sugar confectionery business are excluded from the company’s results, while the net earnings impact is included as a single line item in

(1)The company defines discretionary cash flow as net cash provided by operating activities less capital expenditures.

reported earnings. All references in this release are to continuing operations, unless otherwise noted. Additionally, the company’s fourth quarter and full-year 2005 results include an extra shipping week versus 2004. The company estimates that this week positively impacts volume, revenue and operating income growth rates by approximately 7 pp. on the quarter and 2 pp. on the full year.)

In the fourth quarter and on the full year, the company made good progress against its Sustainable Growth Plan in several key areas. Highlights included:

•          Top-line growth consistent with guidance.  Reported revenue growth of 10.0% in the fourth quarter and 6.0% for the full-year represents approximately 3% growth in ongoing constant currency revenues(2) in both periods, adjusting for comparable numbers of weeks, consistent with the company’s guidance.

•          Improved U.S. market share performance. For the company’s top 25 categories in the U.S., aggregate dollar market share including Wal-Mart was up 0.4 pp. in the fourth quarter, the company’s best quarterly performance in over three years. For the full year, aggregate dollar market share was up 0.1 pp., impacted earlier in the year by pricing actions, but overall continuing a solid turnaround in performance that began in mid-2004.

•          Positive product mix.  The mix contribution to revenue growth was 2.7 pp. on the quarter and 2.2 pp on the year, with six of seven business segments delivering positive mix in both periods, reflecting increased focus by the organization on revenue versus volume growth.

•          Strong new product results. New product momentum continued in the quarter, resulting in full-year revenues of approximately $1.5 billion. Most notably, the 2005 launch of the South Beach Diet product line exceeded the company’s expectations, achieving approximately $170 million in just ten months.

•          Solid growth in developing markets. Ongoing constant currency revenues in developing markets were up approximately 4% in the quarter and 8% on the year (based on a comparable number of weeks). Aggregate growth was slightly faster in the company’s “Big Four” developing markets, driven by particularly strong growth in Russia.

•          Favorable restructuring results.  The cost restructuring program announced in January 2004 remained on track, with fourth quarter and full-year savings in-line with expectations, while charges were favorable to previous projections.

(2)The company’s top-line guidance measure is ongoing constant currency revenue growth, which includes acquisitions and excludes divestitures and implementation costs associated with the company’s restructuring program.  The company believes this measure better represents the revenue growth prospects of the business on a go-forward basis and provides improved comparability of results.

However, two primary factors offset this progress:

•          Higher commodity costs.  Commodity costs were up approximately $200 million versus prior year in the fourth quarter, resulting in a full-year increase of more than $800 million. Pricing actions only partially offset the impact of these higher costs in 2005, as the company’s price increases generally lagged the related cost impacts, and the company made strategic decisions not to price certain brands in order to maintain competitiveness. On the full year, the adverse impact of higher commodity costs net of pricing on operating margins was 1.3 pp. In the fourth quarter, the magnitude declined to 0.5 pp. versus the third quarter year-to-date impact of 1.6pp., as pricing realization improved.

•          Flat volume.  Full-year ongoing volume was essentially flat to prior year (on a comparable 52-week basis), including a 0.7 pp. benefit from acquisitions. Fourth quarter volume was down approximately 2% (on a comparable 13-week basis). Factors contributing to the volume softness included the company’s focus on mix improvement, its SKU reduction program, the discontinuation of slower-moving and lower profit product lines and the impacts of pricing and competition. In the quarter and on the year, the pricing impact was most pronounced in the competitive European environment, where discounter and retailer store brands generally either lagged or did not follow the company’s price increases. In particular, volume in Germany declined approximately 10% in both the quarter and year (based on a comparable number of weeks) as a result of price increases in both coffee and chocolate.

Restructuring Program

In January 2004, the company announced a three-year restructuring program that was projected to deliver annual pre-tax savings of $400 million by the end of 2006 and result in one-time pre-tax costs of $1.2 billion. Through two years of the program, results have tracked favorably with cumulative savings reaching approximately $260 million (in-line with original 2-year projections of $260 - $280 million), while total charges were approximately $940 million (better than original 2-year projections of $1,080 - $1,160 million). Through the second year, the company has announced the planned closures of 19 production facilities (versus a 3-year plan of up to 20) and the elimination of approximately 5,500 positions (versus a 3-year plan of 6,000). Ongoing savings for the original restructuring initiatives are now projected to exceed original expectations and reach approximately $450 million annually, while the projection for one-time costs remains at $1.2 billion. The higher than expected savings primarily result from the substantial nature and accelerated timing of the North America reorganization announced in October 2005.

Building on the success of the 2004 program, the company has leveraged its business simplification initiatives and organizational changes to identify significant additional cost savings opportunities in an expanded restructuring program. Initiatives in this program include further organizational streamlining and facility closures, and the company expects to close up to an additional 20 production facilities and eliminate approximately 8,000 positions at all levels of the organization (about 8% of its workforce) through 2008. Thus far, the company has announced its intention to close production facilities in Broadmeadows, Victoria, Australia and Hoover, Alabama. The company has reorganized management in the European Union to more effectively manage its business in this competitive environment, while also reducing overhead costs. Additionally, to reduce operational complexity and enable facility closures, the company will expand the SKU reduction program that has been in place since 2004. The company eliminated approximately 20% of its SKUs in the past two years and plans to eliminate an additional 10% in 2006.

The expanded restructuring program adds approximately $700 million in incremental pre-tax savings and $2.5 billion in pre-tax costs to the original initiatives. Capital expenditures required for the expanded program are included within the company’s overall capital spending budget, which is projected to remain flat in 2006 versus 2005 at $1.2 billion. The breakdown of the cash and non-cash components of the program, timing of pre-tax savings and costs, and capital expenditures, are as follows:

	Annual Savings		Exit & Implementation Costs
	Total	Approx. Cash	Total	Approx. Cash
($ millions)
Original Initiatives	$450	$425	$1,200	$700
Expanded Initiatives	700	675	2,500	1,600

Total Program	$1,150	$1,100	$3,700	$2,300

	2004/ 2005	2006	2007	2008	Ongoing Savings & Total Costs/Capital
($ millions)
Cumulative Savings	$260	$560	$820	$1,050	$1,150
Exit & Implementation Costs	$940	$1,300	$850	$610	$3,700
Capital Expenditures	$145	$220	$150	$60	$575

KRAFT FOODS INC.

	% Change / pp. Impact *
	Q4	Full Year
Net Revenues	10.0% / 3%*	6.0% / 4%*
Currency	0.8 pp	1.6 pp
Divestitures/Other	(0.8)	(0.6)
Ongoing Constant Currency Revenues	10.0% / 3%*	5.0% / 3%*
Volume	5.3 pp	1.2 pp
Mix	2.7	2.2
Net Pricing	2.0	1.4
Acquisitions	0.0	0.2

Operating Income	(0.1)% / (7%)*	3.0 / 1%*
Impact of Change In Restructuring & Impairment Charges	(5.7) pp	2.9 pp
Impact of Net Gain/(Loss) on Sales of Businesses	(0.9)	2.1
Impact of Lost Income on Divested Businesses	(1.2)	(0.6)
Impact of All Other Operations	7.7	(1.4)

* The company’s fourth quarter and full-year 2005 results include an extra shipping week. The company estimates that this week represents 7 pp. of growth on the quarter and 2 pp. of growth on the full year.

Fourth quarter net revenues were $9.7 billion, up 10.0% versus prior year (or approximately 3% on a comparable 13-week basis). In addition to the benefits from favorable currency and an extra week, growth was driven by pricing in multiple categories and countries and positive mix across most of the portfolio, partially offset by the impact of divestitures. Revenue growth was particularly strong in U.S. Beverages and U.S. Convenient Meals. For the full year, revenues were up 6.0% to $34.1 billion, reflecting pricing, positive mix and currency, in addition to the benefit of the extra week. Full-year ongoing constant currency revenues were up 5.0% (or approximately 3% on a comparable 52-week basis), consistent with the company’s guidance.

Operating income was essentially flat to prior year at $1.2 billion in the fourth quarter. Productivity and restructuring savings, positive mix, favorable currency and the benefit of the extra week were essentially offset by increased post-employment benefit costs, higher restructuring and divestiture-related impairment costs and higher commodity costs (net of pricing). For the full year, operating income increased 3.0% to $4.8 billion driven by positive mix, productivity and restructuring savings, lower restructuring and impairment costs, currency, net gains on sales of businesses and brands and the benefit of the extra week. These drivers were partially offset by significantly higher commodity costs (net of pricing), increased post-employment benefit costs and increased consumer marketing support. For the full year, commodity costs increased more than $800 million versus the prior year. Full-year consumer marketing spending increased approximately $130 million versus the prior year.

Net earnings were up 14.2% to $773 million in the fourth quarter, and up 8.8% to $2.9 billion on the year. Earnings per share were up 15.0% in the fourth quarter to $0.46, while full-year earnings per share were up 11.0% to $1.72, reflecting the following impacts:

	Q4	Full Year
2004 E.P.S.	$0.40	$1.55
Increase/(Decrease) Due To:
Restructuring/Impairment Charges – 2004	0.08	0.27
Restructuring/Impairment Charges – 2005	(0.10)	(0.20)
Gains On Sales of Businesses – 2005	—	0.04
Taxes (Excludes Stella D’oro Divestiture Benefit)	0.02	0.06
Extra Week (Estimated)	0.04	0.04
All Other Operations	0.02	(0.04)
Net Increase/(Decrease)	0.06	0.17

2005 E.P.S.	$0.46	$1.72

Exit and implementation costs for the restructuring program and asset impairment charges (“restructuring and impairment charges”) were $300 million pre-tax in the quarter (corresponding EPS impact of $0.10). Of this total, restructuring program costs were $124 million and divestiture-related impairment charges were $176 million. Announced divestitures in the fourth quarter included the Stella D’oro brand ($63 million pre-tax impairment charge) and certain Canadian grocery assets ($113 million pre-tax impairment charge.)  While the Stella D’oro divestiture generated a $63 million pre-tax charge, the structure of the sale yielded a significant tax benefit, resulting in an after-tax charge of $6 million. The tax benefit (equivalent to $0.02 per share) is included in the $0.10 per share restructuring and impairment charges in the quarter. The Canadian grocery asset sale was completed in January, and the company expects to close the Stella D’oro sale in the first quarter of 2006. For the full year, total restructuring and impairment charges were $566 million pre-tax ($0.20 EPS impact), including restructuring program costs of $297 million and divestiture-related impairment charges of $269 million. Full-year charges associated with the restructuring program of $297 million pre-tax were below the previous projection of $440 - $470 million, reflecting a change in the mix of activities. While the 2005 charges for the program were less than anticipated, full-year pre-tax savings of approximately $130 million were in-line with previous projections of $120 - $140 million.

The fourth quarter tax favorability of $0.02 per share versus the prior year primarily reflects benefits from the American Jobs Creation Act (AJCA) and other repatriation benefits in the company’s international operations. The fourth quarter effective tax rate was 26.4% including a 3.5 pp. favorable impact from the Stella D’oro divestiture. The full-year effective tax rate was 29.4% as compared to 32.3% in 2004, with the decrease primarily a result of the AJCA and other repatriation benefits.

Full-year discretionary cash flow(3) plus divestiture proceeds was $4.0 billion, up $1.0 billion from 2004. The increase was attributable to $1.3 billion in proceeds (net of taxes) from the sales of businesses, including the global sugar confectionery business. Excluding the net benefit from divestitures, discretionary cash flow was down $0.3 billion versus last year due primarily to increased capital and restructuring spending. The company’s management of working capital remained strong, with a 6-day improvement in the aggregate cash conversion cycle versus December of last year, including a 3-day improvement in inventory days on hand.

During the quarter, the company declared a regular quarterly dividend of $0.23 per common share.  The company repurchased 13.9 million shares of Class A common stock for $400 million, bringing its full-year share repurchases to $1.2 billion.

2006 Outlook

The company projects diluted earnings per share of $1.38-$1.43 in 2006, including $0.50 in restructuring and impairment charges. On a reported basis, earnings will be down versus 2005 due primarily to higher charges for the expanded restructuring program. The company’s earnings guidance reflects a strong contribution from operations, which more than offsets the significant impacts of one-time tax benefits in the prior year and one less week.

Commenting on the company’s 2006 outlook, CEO Deromedi said, “While we expect the challenging environment to continue in 2006, I believe that our combination of stronger Brand Value propositions and aggressive cost reduction programs will drive improved results this year and beyond.”

Below are the key drivers of the projected change in EPS in 2006 versus 2005:

EPS
2005 Reported	$1.72
Increase/(Decrease) Due To:
Restructuring And Impairment Charges – 2005	0.20
Restructuring And Impairment Charges – 2006	(0.50)
Net Gain On Divestitures – 2005	(0.04)
Taxes	(0.09)
One Less Week (Estimated)	(0.04)
All Other Operations	0.13 - 0.18

2006 Guidance	$1.38 - $1.43

Total pre-tax restructuring and impairment charges are projected at approximately $1.3 billion in 2006, or around $0.50 per share.  A higher effective tax rate in 2006 of approximately 33%, which does not

(3)The company defines discretionary cash flow as net cash provided by operating activities less capital expenditures, and utilizes this measure for its cash flow guidance because it believes it more fully reflects both ongoing cash generation and usage activities. Discretionary cash flow is available to finance acquisitions, repay maturing debt, and distribute to shareholders.

reflect potential impacts from the resolution of outstanding tax audits, is expected to result in year-over-year earnings unfavorability of $0.09 per share, or 5 percentage points of EPS growth.

The growth in EPS from all other operations of $0.13 - $0.18 is expected to be driven by strong contributions from top-line growth, including pricing and positive mix, and cost restructuring initiatives (original and expanded). Incremental restructuring savings in 2006 are projected at approximately $300 million ($0.12 per share). These positive drivers are expected to be partially offset by higher energy and packaging costs, increased marketing spending, higher post-employment benefit costs ($0.03 per share) and dilution from divestitures ($0.01 per share).

Earnings growth in 2006 is expected to be skewed to the second half of the year. The first half will be impacted by the carryover impacts of higher input costs for energy and packaging. Also, realization of pricing actions taken late in 2005 and early in 2006 is expected to build throughout the year, providing greater benefit to the second half. Within the first half of the year, shipments for the Easter holiday will primarily occur in the second quarter of 2006, whereas prior year Easter shipments occurred more in the first quarter. This timing shift will result in difficult comparisons for the company in the first quarter for both revenues and earnings.

The company projects ongoing constant currency revenue growth of 3% or greater in 2006 on a comparable 52-week basis (approximately 1% including the impact of one less week). Growth is expected to be driven by new products, increased marketing spending, net price realization, positive mix and developing market growth.

Discretionary cash flow including divestiture proceeds in 2006 is projected at $2.7 billion, down from $4.0 billion in 2005. The decline is due to $1.2 billion in lower after-tax divestiture proceeds ($0.1 billion in 2006 versus $1.3 billion in 2005) and approximately $0.4 billion in higher spending associated with the restructuring program, partially offset by continued improvements in working capital.

As described in “Note 14, Segment Reporting” of Kraft Foods Inc.’s 2004 Annual Report, management reviews operating companies income (OCI), which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources.  Management believes it is appropriate to disclose this measure to help investors analyze business performance and trends.  (For a reconciliation of OCI to operating income, see the Condensed Statements of Earnings contained in this release.)

KRAFT NORTH AMERICA COMMERCIAL (KNAC)

	% Change / pp. Impact*
	Q4	Full Year

Net Revenues	11.0% / 4%*	5.6% / 4%*
Currency	0.8 pp	0.7 pp
Divestitures/Other	(0.7)	(0.4)
Ongoing Constant Currency Revenues	10.9% / 4%*	5.3% / 3%*
Volume	7.3 pp	1.9 pp
Mix	2.4	2.1
Net Pricing	1.2	1.1
Acquisitions	0.0	0.2

Operating Companies Income (OCI)	(3.4)% / (10)%*	(1.0)% / (3)%*
Impact of Change In Restructuring & Impairment Charges	(9.2) pp	0.9 pp
Impact of Lost Income on Divested Businesses	(0.7)	(0.2)
Impact of All Other Operations	6.5	(1.7)

* The company’s fourth quarter and full-year 2005 results include an extra shipping week. The company estimates that this week represents 7 pp. of growth on the quarter and 2 pp. of growth on the full year.

Fourth quarter net revenues were $6.4 billion, up 11.0% versus prior year (or approximately 4% on a comparable 13-week basis). In addition to favorable currency and an extra week, growth was driven by positive mix and pricing. Revenue growth was strong across multiple categories, including coffee, meats, biscuits and cereals. Ongoing volume was up 7.3% versus prior year in the quarter, but was approximately flat excluding the impact of the extra week, as growth in meat and cheese was offset by the impact of the company’s SKU reduction program and elimination of lower profit product lines. Full-year ongoing constant currency revenues were up 5.3%, reflecting positive mix, net pricing and the benefit of the extra week (or approximately 3% on a comparable 52-week basis).

Fourth quarter OCI decreased 3.4% to $915 million, as higher commodity costs net of pricing, increased restructuring and impairment charges and higher post-employment benefit costs were partially offset by productivity and restructuring savings and the benefit of the extra week.  Full-year OCI declined 1.0% to $3.8 billion, with increased post-employment benefit costs, higher commodity costs net of pricing and increased marketing spending partially offset by productivity and restructuring savings, positive mix, lower restructuring and impairment charges and the benefit of the extra week.

Following are fourth quarter results by segment for KNAC.  Revenue results for reporting segments are discussed on both a net revenue and ongoing constant currency revenue basis; all revenue results below the segment level are discussed on an ongoing constant currency revenue basis. All references to volume, revenue and OCI growth include an extra week in 2005 versus 2004 (which represents approximately 7 pp. of growth).

U.S. Beverages net revenues grew 23.9% to $736 million.  Ongoing constant currency revenues increased 23.5% behind growth in both Refreshment Beverages and Coffee.  Growth in Refreshment Beverages was driven by base business growth in Capri Sun ready-to-drink beverages and distribution gains on Fruit 2 0 flavored water. Coffee revenues were up significantly, reflecting increased net pricing and positive mix from strong sales of Starbucks and Seattle’s Best premium coffees, as well as a benefit from disruptions in a competitor’s supply. Segment OCI was up 20.8% to $64 million driven by volume growth, net pricing and positive mix, partially offset by higher coffee, packaging and energy costs, increased marketing spending and higher post-employment benefit costs.

U.S. Cheese, Canada & North America Foodservice net revenues grew 8.5% to $2.3 billion, including a 2.1 pp. benefit from currency and (1.1) pp. impact from divestitures.  Ongoing constant currency revenues increased 7.6%. Cheese growth was driven by volume gains in Kraft process cheeses and natural cheeses and Breakstone’s cottage cheese, partially offset by lower commodity-driven pricing. Growth in Canada reflects gains in cheese and coffee, including higher commodity-driven pricing, and confectionery sales from a transition supply agreement (associated with the divestiture of the sugar confectionery business), partially offset by lower volumes in canned fruits and vegetables (which are part of the recent grocery asset sale). In Foodservice, growth was driven by strength in national accounts, partially offset by the elimination of lower margin SKUs. Segment OCI declined 21.9% to $228 million, reflecting $113 million in impairment charges on the divestiture of certain Canadian grocery assets, lower net pricing and higher post-employment benefit costs, partially offset by volume growth, productivity savings and currency.

U.S. Convenient Meals net and ongoing constant currency revenues increased 12.4% to $1.2 billion with growth across most of the portfolio. Growth in meats was driven by volume gains in Oscar Mayer cold cuts and bacon and Lunchables lunch combinations. Growth also reflects strong results for new products, including Oscar Mayer deli shaved meats and South Beach Diet sandwich wraps. In Pizza, new products including California Pizza Kitchen Crispy Thin Crust pizza contributed to volume growth and positive mix. Meals revenue growth was driven by Stove Top stuffing and South Beach Diet frozen entrees. Segment OCI increased 5.6% to $188 million due to volume growth and lower restructuring charges, partially offset by higher post-employment benefit costs and higher commodity costs net of pricing.

U.S Grocery net revenues grew 5.6% to $660 million, including a (3.1) pp. impact from the fruit snacks divestiture in the second quarter. Ongoing constant currency revenues increased 8.6% driven by volume growth and increased net pricing. Desserts growth was driven by new products, including sugar-free Jell-O pudding snacks and Jell-O Sundae Toppers pudding. Enhancers growth resulted from strong consumer response to an innovative package and increased merchandising activity on Kraft mayonnaise. Segment OCI increased 5.0% to $229 million as volume growth was partially offset by higher post-employment benefit costs and increased restructuring charges.

U.S. Snacks & Cereals net and ongoing constant currency revenues increased 10.5% to $1.6 billion, reflecting positive mix and increased net pricing. Biscuits growth was driven by volume gains on Oreo cookies and Wheat Thins crackers as well as new products, including varieties of whole grain cookies, Oreo Peanut Butter Double Stuf cookies and Nabisco 100 Calorie Packs line extensions. Salted Snacks growth reflected increased merchandising activity and higher net pricing. In Cereal, revenues were up due to higher volume, positive mix and increased net pricing, with strong base business growth on Post Honey Bunches of Oats cereals, along with new Post Honey Bunches of Oats cereal bars and South Beach Diet cereal bars.  Segment OCI was unchanged at $206 million, as volume growth and positive mix were offset by higher nut, packaging and energy costs net of pricing and higher post-employment benefit costs.

KRAFT INTERNATIONAL COMMERCIAL (KIC)

	% Change / pp. Impact*
	Q4	Full Year

Net Revenues	8.1% / 1%*	7.0% / 5%*
Currency	0.8 pp	3.6 pp
Divestitures/Other	(1.0)	(0.9)
Ongoing Constant Currency Revenues	8.3% / 1%*	4.3% / 2%*
Volume	0.7 pp	(0.7) pp
Mix	4.1	2.9
Net Pricing	3.5	2.1

Operating Companies Income (OCI)	10.0% / 3%*	20.3% / 18%*
Impact of Change In Restructuring & Impairment Charges	5.6 pp	12.3 pp
Impact of Net Gain/(Loss) on Sales of Businesses	(3.1)	9.3
Impact of Lost Income on Divested Businesses	(2.6)	(2.0)
Impact of All Other Operations	10.1	0.7

* The company’s fourth quarter and full-year 2005 results include an extra shipping week. The company estimates that this week represents 7 pp. of growth on the quarter and 2 pp. of growth on the full year.

Fourth quarter net revenues were $3.2 billion, up 8.1% versus prior year (or approximately 1% on a comparable 13-week basis). In addition to the benefits from favorable currency and an extra week, growth was driven by positive mix and pricing, partially offset by the impact of divestitures. Revenues grew in most developing markets with particularly strong growth in Eastern Europe. Fourth quarter ongoing volume was up 0.7% versus prior year, but was down excluding the impact of the additional week. The volume decline reflected the impact of pricing actions, particularly in coffee and chocolate in Europe, increased competition in select markets, product re-sizing, particularly in Latin America, and the company’s SKU reduction program. Full-year ongoing constant currency revenues were up 4.3% behind growth in both Europe, Middle East and Africa and Latin America and Asia Pacific segments.

Fourth quarter OCI increased 10.0% to $330 million. Growth was driven by lower restructuring and impairment charges, positive mix, favorable currency and the benefit of the extra week, partially offset by a loss on sale of brands and related assets and lost income from divestitures. While total marketing spending was essentially flat, the investment in the Tassimo hot beverage system increased, reflecting second year spending in France as well as launch costs in the United Kingdom, Switzerland and Germany.  Full-year OCI increased 20.3% to $1.1 billion, benefiting from lower restructuring and impairment charges, a net gain on sale of brands and related assets, positive mix and favorable currency, partially offset by higher commodity costs net of pricing, increased developing market infrastructure costs and lost income from divestitures.

Following are fourth quarter results by segment for KIC. Revenue results for reporting segments are discussed on both a net revenue and ongoing constant currency revenue basis; all revenue results below the segment level are discussed on an ongoing constant currency revenue basis. All references to volume, revenue and OCI growth include an extra week in 2005 versus 2004 (which represents approximately 7 pp. of growth).

Europe, Middle East and Africa net revenues increased 6.4% to $2.4 billion, reflecting a (1.3) pp. impact from the United Kingdom desserts divestiture in the first quarter and (1.2) pp. from unfavorable currency. Ongoing constant currency revenues grew 8.9%, reflecting double-digit growth in Eastern Europe, Middle East & Africa and gains in several key European markets including France and Italy. In Russia and Ukraine, strong growth continued behind volume gains in Jacobs coffee, Milka chocolate and Estrella salted snacks. Revenue growth in France reflected higher coffee pricing, as well as increased shipments of Tassimo hot beverage T-DISC capsules. In Italy, revenue growth benefited from higher volume in Philadelphia cream cheese and Sottilette process cheese. While revenues were up in Germany due to the extra week, as well as higher pricing and positive mix, volume was down, as the company continued to face price competition with retailer brands, particularly in coffee. Segment OCI was up 0.5% to $222 million, as positive mix and lower restructuring and impairment charges were largely offset by higher commodity costs net of pricing and the negative impacts of divestitures.

Latin America and Asia Pacific net revenues increased 13.4% to $819 million, reflecting strong product mix, increased net pricing and a 7.1 pp. benefit from favorable currency. Ongoing constant currency revenues grew 6.6%, with growth in most Latin American markets, including Argentina, Mexico and Venezuela, behind gains in biscuits and cheese. In Asia Pacific, revenues in China declined, as competitive activity continued in biscuits. Segment OCI was up 36.7% to $108 million, as increased net pricing, positive mix and favorable currency were partially offset by higher product costs, a loss on sale of business and increased infrastructure costs.

*     *     *

The company will host a conference call for members of the investment community to review its results at 5:00 p.m. ET on January 30, 2006.  Access to a live audio webcast and presentation slides is available at www.kraft.com and a replay of the conference call and webcast presentations will be available on the company’s web site.

Kraft Foods Inc. is the largest branded food and beverage company headquartered in the United States and the second largest worldwide.  Kraft Foods markets many of the world’s leading food brands, including Kraft cheese, Jacobs and Maxwell House coffees, Nabisco cookies and crackers, Philadelphia cream cheese, Oscar Mayer meats, Post cereals and Milka chocolates, in more than 155 countries.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements.  One can identify these forward-looking statements by use of words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are based on the company’s assumptions and estimates and are subject to risks and uncertainties. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the company is hereby identifying important factors that could cause actual results and outcomes to differ materially from those contained in any forward-looking statement made by or on behalf of the company; any such statement is qualified by reference to the following cautionary statements.

Each of the company’s segments is subject to intense competition, changes in consumer preferences and demand for its products, including diet trends, the effects of changing prices for its raw materials and local economic and market conditions. Their results are dependent upon their continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios, to compete effectively with lower priced products in a consolidating environment at the retail and manufacturing levels and to improve productivity. The company’s results are also dependent on its ability to consummate and successfully integrate acquisitions and to realize the cost savings and improved asset utilization contemplated by its restructuring program. The company may, from time to time, divest businesses that are less of a strategic fit within its portfolio, and its results may be impacted by either the gains or losses, or lost operating income, from the sales of those businesses.  In addition, the company is subject to the effects of foreign economies, changes in tax requirements, currency movements, fluctuations in levels of customer inventories and credit and other business risks related to its customers operating in a challenging economic and competitive environment. The company’s results are affected by its access to credit markets, borrowing costs and credit ratings, which may in turn be influenced by the credit ratings of Altria Group, Inc. The company’s benefit expense is subject to the investment performance of pension plan assets, interest rates and cost increases for medical benefits offered to employees and retirees. The company’s assessment of the fair value of its operations for purposes of assessing impairment of goodwill and intangibles is based on discounting projections of future cash flows and is affected by the interest rate market and general economic and market conditions. The food industry continues to be subject to recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products. The food industry is also subject to consumer concerns regarding genetically modified organisms and the health implications of obesity and trans-fatty acids. Developments in any of these areas could cause the company’s results to differ materially from results that have been or may be projected by or on behalf of the company. The company cautions that the foregoing list of important factors is not exclusive. Any forward-looking statements in this press release are made as of the date hereof. The company does not undertake to update any forward-looking statement.

#      #      #

Schedule 1

KRAFT FOODS INC.

and Subsidiaries

Condensed Statements of Earnings*

For the Quarters Ended December 31,

(in millions, except per share data)

(Unaudited)

		2005	2004	% Change

	Net revenues	$9,663	$8,784	10.0%
	Cost of sales	6,265	5,645	11.0%
	Gross profit	3,398	3,139	8.3%
	Marketing, administration and research costs	1,872	1,758
	Asset impairment and exit costs	274	139
	(Gains)/Losses on sales of businesses	7	(5)
	Operating companies income	1,245	1,247	(0.2)%
	Amortization of intangibles	1	3
	General corporate expenses	47	46
	Operating income	1,197	1,198	(0.1)%
	Interest and other debt expense, net	147	179
	Earnings from continuing operations before income taxes and minority interest	1,050	1,019	3.0%
	Provision for income taxes	277	343	(19.2)%
	Earnings from continuing operations before minority interest	773	676	14.3%
	Minority interest in earnings from continuing operations, net	—	(1)
	Earnings from continuing operations	$773	$677	14.2%
	Earnings from discontinued operations, net of income taxes	—	20
	Loss on sale of discontinued operations, net of income taxes	—	(69)
	Net earnings	$773	$628	23.1%

	Per share data: (*)
	Basic earnings per share:
	Continuing operations	$0.46	$0.40	15.0%
	Discontinued operations	—	(0.03)
	Net earnings	$0.46	$0.37	24.3%
	Diluted earnings per share:
	Continuing operations	$0.46	$0.40	15.0%
	Discontinued operations	—	(0.03)
	Net earnings	$0.46	$0.37	24.3%

Weighted average number of shares outstanding	- Basic	1,668	1,702	(2.0)%
	- Diluted	1,676	1,707	(1.8)%

(*) The company’s fourth quarter 2005 results include an extra shipping week. The company estimates that this week represents 7 pp. of revenue and operating income growth on the quarter.

Schedule 2

KRAFT FOODS INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share*

For the Quarters Ended December 31,

($ in millions, except per share data)

(Unaudited)

	Net Earnings	Diluted EPS

2005 Earnings from continuing operations	$773	$0.46
2004 Earnings from continuing operations	677	0.40
% Change	14.2%	15.0%

Reconciliation:
2004 Earnings from continuing operations	$677	$0.40

- 2005 Asset impairment, exit & implementation costs	(162)	(0.10)

- 2004 Asset impairment, exit & implementation costs	114	0.06

- 2004 Investment impairment	31	0.02

- Change in tax rate	39	0.02

- Shares outstanding		0.01

- Currency	12	0.01

- Operations	62	0.04

2005 Earnings from continuing operations	$773	$0.46
2005 Earnings from discontinued operations	—	—
2005 Loss on sale of discontinued operations	—	—
2005 Net earnings	$773	$0.46

(*) The company’s fourth quarter 2005 results include an extra shipping week. The company estimates that this week represents 7 pp. of operating income growth on the quarter.

Schedule 3

KRAFT FOODS INC.

and Subsidiaries

Volume by Business Segment*

For the Quarters Ended December 31,

(pounds in millions)

(Unaudited)

	U.S. Beverages	U.S. Cheese, Canada & North America Foodservice	U.S. Convenient Meals	U.S. Grocery	U.S. Snacks & Cereals	Kraft North America Commercial	Europe, Middle East & Africa	Latin America & Asia Pacific	Kraft Int’l Commercial	Total Kraft
Volume
2005 Volume	700	1,273	582	439	684	3,678	837	637	1,474	5,152

2004 Volume	657	1,232	530	412	632	3,463	837	641	1,478	4,941

% Change	6.5%	3.3%	9.8%	6.6%	8.2%	6.2%	0.0%	(0.6)%	(0.3)%	4.3%

Divested Businesses:
- Divested Businesses - 2004	—	(26)	—	(9)	—	(35)	(14)	—	(14)	(49)

Ongoing Volume

2005 Volume	700	1,273	582	439	684	3,678	837	637	1,474	5,152

2004 Volume	657	1,206	530	403	632	3,428	823	641	1,464	4,892

% Change	6.5%	5.6%	9.8%	8.9%	8.2%	7.3%	1.7%	(0.6)%	0.7%	5.3%

(*) The company’s fourth quarter 2005 results include an extra shipping week.  The company estimates that this week represents 7 pp. of volume growth on the quarter.

Schedule 4

KRAFT FOODS INC.

and Subsidiaries

Net Revenues by Business Segment*

For the Quarters Ended December 31,

($ in millions)

(Unaudited)

	U.S. Beverages	U.S. Cheese, Canada & North America Foodservice	U.S. Convenient Meals	U.S. Grocery	U.S. Snacks & Cereals	Kraft North America Commercial	Europe, Middle East & Africa	Latin America & Asia Pacific	Kraft Int’l Commercial	Total Kraft

2005 Net Revenues	$736	$2,264	$1,193	$660	$1,585	$6,438	$2,406	$819	$3,225	$9,663

2004 Net Revenues	594	2,086	1,061	625	1,435	5,801	2,261	722	2,983	8,784

% Change	23.9%	8.5%	12.4%	5.6%	10.5%	11.0%	6.4%	13.4%	8.1%	10.0%

Reconciliation:

2004 Net Revenues	$594	$2,086	$1,061	$625	$1,435	$5,801	$2,261	$722	$2,983	$8,784

- Divested Businesses - 2004	—	(20)	—	(18)	—	(38)	(26)	(5)	(31)	(69)
- Divested Businesses - 2005	—	—	—	—	—	—	—	4	4	4

- Implementation Costs - 2004	1	—	—	1	—	2	—	—	—	2

- Implementation Costs - 2005	1	(2)	—	—	—	(1)	—	—	—	(1)

- Currency	—	44	—	—	—	44	(27)	51	24	68

- Operations	140	156	132	52	150	630	198	47	245	875

2005 Net Revenues	$736	$2,264	$1,193	$660	$1,585	$6,438	$2,406	$819	$3,225	$9,663

Memo: Ongoing, Constant Currency Revenues(1)

% Change	23.5%	7.6%	12.4%	8.6%	10.5%	10.9%	8.9%	6.6%	8.3%	10.0%

(1) The company’s top-line guidance measure is ongoing, constant currency revenue growth, which excludes divestitures and implementation costs associated with the company’s restructuring program.  The company believes this measure better represents the revenue growth prospects of the business on a go-forward basis, and provides improved comparability of results.

(*) The company’s fourth quarter 2005 results include an extra shipping week. The company estimates that this week represents 7 pp. of revenue growth on the quarter.

Schedule 5

KRAFT FOODS INC.

and Subsidiaries

Operating Companies Income by Business Segment*

For the Quarters Ended December 31,

($ in millions)

(Unaudited)

	U.S. Beverages	U.S. Cheese, Canada & North America Foodservice	U.S. Convenient Meals	U.S. Grocery	U.S. Snacks & Cereals	Kraft North America Commercial	Europe, Middle East & Africa	Latin America & Asia Pacific	Kraft Int’l Commercial	Total Kraft

2005 Operating Companies Income	$64	$228	$188	$229	$206	$915	$222	$108	$330	$1,245

2004 Operating Companies Income	53	292	178	218	206	947	221	79	300	1,247

% Change	20.8%	(21.9)%	5.6%	5.0%	0.0%	(3.4% )	0.5%	36.7%	10.0%	(0.2)%

Reconciliation:

2004 Operating Companies Income	$53	$292	$178	$218	$206	$947	$221	$79	$300	$1,247
- Divested Businesses - 2004	—	(4)	—	(3)	—	(7)	(10)	—	(10)	(17)
- (Gains)/Losses on Sales of Businesses - 2004	—	—	—	—	—	—	(5)	—	(5)	(5)
- Asset Impairment and Exit Costs - 2004	(1)	21	33	(1)	50	102	31	6	37	139
- Implementation Costs - 2004	4	6	4	4	9	27	5	1	6	33
- Investment Impairment - 2004	—	—	—	—	—	—	47	—	47	47
	3	23	37	—	59	122	68	7	75	197

- Divested Businesses - 2005	—	—	—	—	—	—	—	1	1	1
- Gains/(Losses) on Sales of Businesses - 2005	—	—	—	—	—	—	(2)	(5)	(7)	(7)
- Asset Impairment and Exit Costs - 2005	(6)	(127)	(10)	(4)	(64)	(211)	(60)	(3)	(63)	(274)
- Implementation Costs - 2005	(2)	(8)	(5)	(2)	5	(12)	(8)	(6)	(14)	(26)
	(8)	(135)	(15)	(6)	(59)	(223)	(70)	(13)	(83)	(306)

- Currency	—	9	—	—	—	9	—	8	8	17

- Operations	16	39	(12)	17	—	60	3	27	30	90

2005 Operating Companies Income	$64	$228	$188	$229	$206	$915	$222	$108	$330	$1,245

(*) The company’s fourth quarter 2005 results include an extra shipping week. The company estimates that this week represents 7 pp. of operating companies income growth on the quarter.

Schedule 6

KRAFT FOODS INC.

and Subsidiaries

Condensed Statements of Earnings*

For the Years Ended December 31,

(in millions, except per share data)

(Unaudited)

		2005	2004	% Change

	Net revenues	$34,113	$32,168	6.0%
	Cost of sales	21,845	20,281	7.7%
	Gross profit	12,268	11,887	3.2%
	Marketing, administration and research costs	6,944	6,478
	Asset impairment and exit costs	479	603
	(Gains)/Losses on sales of businesses	(108)	3
	Operating companies income	4,953	4,803	3.1%
	Amortization of intangibles	10	11
	General corporate expenses	191	180
	Operating income	4,752	4,612	3.0%
	Interest and other debt expense, net	636	666
	Earnings from continuing operations before income taxes and minority interest	4,116	3,946	4.3%
	Provision for income taxes	1,209	1,274	(5.1)%
	Earnings from continuing operations before minority interest	2,907	2,672	8.8%
	Minority interest in earnings from continuing operations, net	3	3
	Earnings from continuing operations	$2,904	$2,669	8.8%
	Earnings from discontinued operations, net of income taxes	25	65
	Loss on sale of discontinued operations, net of income taxes	(297)	(69)
	Net earnings	$2,632	$2,665	(1.2)%

	Per share data: (**)
	Basic earnings per share:
	Continuing operations	$1.72	$1.56	10.3%
	Discontinued operations	0.01	0.04
	Loss on sale of discontinued operations	(0.17)	(0.04)
	Net earnings	$1.56	$1.56	0.0%
	Diluted earnings per share:
	Continuing operations	$1.72	$1.55	11.0%
	Discontinued operations	0.01	0.04
	Loss on sale of discontinued operations	(0.18)	(0.04)
	Net earnings	$1.55	$1.55	0.0%

Weighted average number of shares outstanding	- Basic	1,684	1,709	(1.5)%
	- Diluted	1,693	1,714	(1.2)%

(*) The company’s full year 2005 results include an extra shipping week. The company estimates that this week represents 2 pp. of revenue and operating income growth on the full year.

(**) Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

Schedule 7

KRAFT FOODS INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share*

For the Years Ended December 31,

($ in millions, except per share data)

(Unaudited)

	Net Earnings	Diluted EPS (**)

2005 Earnings from continuing operations	$2,904	$1.72
2004 Earnings from continuing operations	2,669	1.55
% Change	8.8%	11.0%

Reconciliation:
2004 Earnings from continuing operations	$2,669	$1.55

- 2005 Asset impairment, exit & implementation costs	(339)	(0.20)

- 2004 Asset impairment, exit & implementation costs	424	0.25

- 2004 Investment impairment	31	0.02

- 2005 Gains on sales of businesses	65	0.04

- Change in tax rate	102	0.06

- Shares outstanding		0.02

- Currency	58	0.03

- Operations	(106)	(0.05)

2005 Earnings from continuing operations	$2,904	$1.72
2005 Earnings from discontinued operations	25	0.01
2005 Loss on sale of discontinued operations	(297)	(0.18)
2005 Net earnings	$2,632	$1.55

(*) The company’s full year 2005 results include an extra shipping week. The company estimates that this week represents 2 pp. of operating income growth on the full year.

(**) Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

Schedule 8

KRAFT FOODS INC.

and Subsidiaries

Volume by Business Segment*

For the Years Ended December 31,

(pounds in millions)

(Unaudited)

	U.S. Beverages	U.S. Cheese, Canada & North America Foodservice	U.S. Convenient Meals	U.S. Grocery	U.S. Snacks & Cereals	Kraft North America Commercial	Europe, Middle East & Africa	Latin America & Asia Pacific	Kraft Int’l Commercial	Total Kraft
Volume

2005 Volume	3,109	4,493	2,267	1,709	2,509	14,087	2,862	2,263	5,125	19,212

2004 Volume	2,968	4,527	2,205	1,690	2,424	13,814	2,915	2,273	5,188	19,002

% Change	4.8%	(0.8)%	2.8%	1.1%	3.5%	2.0%	(1.8)%	(0.4)%	(1.2)%	1.1%

Divested Businesses:
- Divested Businesses - 2004	—	(124)	—	(36)	—	(160)	(38)	(1)	(39)	(199)

- Divested Businesses - 2005	—	(32)	—	(24)	—	(56)	(7)	—	(7)	(63)

Ongoing Volume - Including Acquisitions

2005 Volume	3,109	4,461	2,267	1,685	2,509	14,031	2,855	2,263	5,118	19,149

2004 Volume	2,968	4,403	2,205	1,654	2,424	13,654	2,877	2,272	5,149	18,803

% Change	4.8%	1.3%	2.8%	1.9%	3.5%	2.8%	(0.8)%	(0.4)%	(0.6)%	1.8%

Memo: Acquired Businesses

Volume	103	16	—	—	—	119	—	3	3	122

(*) The company’s full year 2005 results include an extra shipping week. The company estimates that this week represents 2 pp. of volume growth on the full year.

Schedule 9

KRAFT FOODS INC.

and Subsidiaries

Net Revenues by Business Segment*

For the Years Ended December 31,

($ in millions)

(Unaudited)

	U.S. Beverages	U.S. Cheese, Canada & North America Foodservice	U.S. Convenient Meals	U.S. Grocery	U.S. Snacks & Cereals	Kraft North America Commercial	Europe, Middle East & Africa	Latin America & Asia Pacific	Kraft Int’l Commercial	Total Kraft

2005 Net Revenues	$2,852	$7,774	$4,497	$2,421	$5,749	$23,293	$7,999	$2,821	$10,820	$34,113

2004 Net Revenues	2,555	7,420	4,250	2,425	5,410	22,060	7,522	2,586	10,108	32,168

% Change	11.6%	4.8%	5.8%	(0.2)%	6.3%	5.6%	6.3%	9.1%	7.0%	6.0%

Reconciliation:

2004 Net Revenues	$2,555	$7,420	$4,250	$2,425	$5,410	$22,060	$7,522	$2,586	$10,108	$32,168

- Divested Businesses - 2004	—	(93)	—	(73)	—	(166)	(72)	(36)	(108)	(274)

- Divested Businesses - 2005	—	26	—	43	—	69	12	19	31	100

- Acquired Businesses	34	7	—	—	—	41	—	1	1	42

- Implementation Costs - 2004	1	—	—	1	5	7	—	—	—	7

- Implementation Costs - 2005	1	(2)	—	—	(1)	(2)	—	—	—	(2)

- Currency	—	172	—	—	—	172	235	126	361	533

- Operations	261	244	247	25	335	1,112	302	125	427	1,539

2005 Net Revenues	$2,852	$7,774	$4,497	$2,421	$5,749	$23,293	$7,999	$2,821	$10,820	$34,113

Memo: Ongoing, Constant Currency Revenues (1)

% Change	11.5%	3.4%	5.8%	1.1%	6.2%	5.3%	4.1%	4.9%	4.3%	5.0%

(1) The company’s top-line guidance measure is ongoing, constant currency revenue growth, which includes acquisitions and excludes divestitures and implementation costs associated with the company’s restructuring program. The company believes this measure better represents the revenue growth prospects of the business on a go-forward basis, and provides improved comparability of results.

(*) The company’s full year 2005 results include an extra shipping week. The company estimates that this week represents 2 pp. of revenue growth on the full year.

Schedule 10

KRAFT FOODS INC.

and Subsidiaries

Operating Companies Income by Business Segment*

For the Years Ended December 31,

($ in millions)

(Unaudited)

	U.S. Beverages	U.S. Cheese, Canada & North America Foodservice	U.S. Convenient Meals	U.S. Grocery	U.S. Snacks & Cereals	Kraft North America Commercial	Europe, Middle East & Africa	Latin America & Asia Pacific	Kraft Int’l Commercial	Total Kraft

2005 Operating Companies Income	$458	$1,018	$741	$743	$871	$3,831	$798	$324	$1,122	$4,953

2004 Operating Companies Income	479	989	771	894	737	3,870	683	250	933	4,803

% Change	(4.4)%	2.9%	(3.9)%	(16.9)%	18.2%	(1.0)%	16.8%	29.6%	20.3%	3.1%

Reconciliation:

2004 Operating Companies Income	$479	$989	$771	$894	$737	$3,870	$683	$250	$933	$4,803

- Divested Businesses - 2004	—	(8)	—	(3)	—	(11)	(28)	—	(28)	(39)
- (Gains)/Losses on Sales of Businesses - 2004	—	—	—	—	—	—	(5)	8	3	3
- Asset Impairment and Exit Costs - 2004	9	111	41	8	222	391	180	32	212	603
- Implementation Costs - 2004	4	8	4	6	18	40	9	1	10	50
- Investment Impairment - 2004	—	—	—	—	—	—	47	—	47	47
	13	111	45	11	240	420	203	41	244	664

- Divested Businesses - 2005	—	3	—	(1)	—	2	3	1	4	6
- Gains/(Losses) on Sales of Businesses - 2005	—	1	—	(2)	—	(1)	113	(4)	109	108
- Asset Impairment and Exit Costs - 2005	(9)	(146)	(12)	(99)	(69)	(335)	(127)	(17)	(144)	(479)
- Implementation Costs - 2005	(2)	(20)	(7)	(2)	(24)	(55)	(26)	(6)	(32)	(87)
	(11)	(162)	(19)	(104)	(93)	(389)	(37)	(26)	(63)	(452)

- Currency	—	31	—	—	—	31	32	27	59	90

- Operations	(23)	49	(56)	(58)	(13)	(101)	(83)	32	(51)	(152)

2005 Operating Companies Income	$458	$1,018	$741	$743	$871	$3,831	$798	$324	$1,122	$4,953

(*) The company’s full year 2005 results include an extra shipping week. The company estimates that this week represents 2 pp. of operating companies income growth on the full year.

Schedule 11

KRAFT FOODS INC.

and Subsidiaries

Condensed Balance Sheets

($ in millions, except ratios)

(Unaudited)

	December 31, 2005	December 31, 2004
Assets
Cash and cash equivalents	$316	$282
Receivables	3,385	3,541
Inventory	3,343	3,447
Assets of Discontinued Operations held for sale	—	1,458
Other current assets	1,109	994
Property, plant and equipment, net	9,817	9,985
Goodwill	24,648	25,177
Other intangible assets, net	10,516	10,634
Other assets	4,494	4,410

Total assets	$57,628	$59,928

Liabilities and Shareholders’ Equity
Short-term borrowings	$805	$1,818
Current portion of long-term debt	1,268	750
Due to Altria Group, Inc. and affiliates	652	227
Accounts Payable	2,270	2,207
Other current liabilities	3,729	4,076
Long-term debt	8,475	9,723
Deferred income taxes	6,067	6,468
Other long-term liabilities	4,769	4,748

Total liabilities	28,035	30,017

Total shareholders’ equity	29,593	29,911

Total liabilities and shareholders’ equity	$57,628	$59,928

Total debt	$11,200	$12,518
Debt/equity ratio	0.38	0.42
Capitalization (debt and equity)	$40,793	$42,429
Debt/capitalization ratio	0.27	0.30